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                                                                    EXHIBIT 12.1

                          Sierra Pacific Power Company

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

                                                                                         Year ended December 31,
                                                                    ---------------------------------------------------------------
Amounts in 000's                         6/30/2004     6/30/2003       2003          2002          2001        2000         1999
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS AS DEFINED:
  Income (Loss) From Continuing
    Operations After Interest Charges   $(24,516)     $(23,957)     $(23,275)     $(13,968)     $ 22,743    $(4,077)     $ 64,615
  Income Taxes                           (15,053)      (15,429)      (12,237)       (4,491)       10,260     (1,362)       33,489
                                        -------------------------------------------------------------------------------------------
  Income (Loss) From Continuing
    Operations before Income Taxes       (39,569)      (39,386)      (35,512)      (18,459)       33,003     (5,439)       98,104

  Fixed Charges                           44,704        46,126       104,790        81,161        68,965     56,753        48,503
  Capitalized Interest                    (2,134)       (1,311)       (3,276)       (1,858)         (660)    (2,779)         (141)
  Preferred Stock Dividend Requirement        --            --            --            --            --         --            --
                                        -------------------------------------------------------------------------------------------
    Total                               $  3,001      $  5,429      $ 66,002      $ 60,844      $101,308    $48,535      $146,466
                                        ===========================================================================================
FIXED CHARGES AS DEFINED:
  Interest Expensed and Capitalized (1) $ 44,704      $ 46,126      $104,790      $ 81,161      $ 68,965    $56,753      $ 48,503
  Preferred Stock Dividend Requirement        --            --            --            --            --         --           --
                                        -------------------------------------------------------------------------------------------
    Total                               $ 44,704      $ 46,126      $104,790      $ 81,161      $ 68,965    $56,753      $ 48,503
                                        ===========================================================================================

RATIO OF EARNINGS TO FIXED CHARGES          0.07          0.12          0.63          0.75          1.47       0.86          3.02

  DEFICIENCY                            $ 41,703      $ 40,697      $ 38,788      $ 20,317      $     --    $ 8,218      $     --
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(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.